Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400
Scott Gaspard: (425) 254-2002

First Financial Northwest, Inc.
Reports Third Quarter 2009 Financial Results

Renton, Washington – October 21, 2009 - First Financial Northwest, Inc. (the “Company”) (Nasdaq GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported a net loss for the third quarter ended September 30, 2009 of $1.7 million, or $0.09 per diluted share, as compared to net income of $955,000, or $0.04 per diluted share for the quarter ended September 30, 2008. For the nine months ended September 30, 2009, our net loss was $28.5 million, or $1.50 per diluted share as compared to net income of $7.6 million, or $0.36 per diluted share for the same period in 2008.

Our net loss for the third quarter of 2009 compared to our net income for the third quarter of 2008 was primarily the result of a $4.3 million increase to the provision for loan losses, and a $1.1 million increase in noninterest expense offset by a $3.7 million decrease in federal income tax expense. For the nine months ended September 30, 2009, compared to the same period in 2008 our results were primarily reduced by an increase of $23.7 million in the provision for loan losses, an increase in noninterest expense of $20.3 million which included a goodwill impairment charge of $14.2 million recorded in the second quarter of 2009, partially offset by a $10.7 million decrease in federal income tax expense. “We continue to experience challenges within our loan portfolio caused by adverse economic conditions, specifically in the Pacific Northwest. As reported by the Washington State Department of Financial Institutions, the Seattle/Bellevue/Everett area leads the country in default rates for construction and land development loans. These types of loans represented approximately 18% of our total loan portfolio at September 30, 2009 compared with approximately 22% at December 31, 2008. We are pleased that, despite the extremely difficult operating environment, our core business as demonstrated by our deposit and loan growth from December 31, 2008 has continued to prosper. Our capital levels exceeded regulatory standards for “well-

capitalized” banks and our liquidity position is very strong,” stated Mr. Victor Karpiak, Chairman of the Board and our Chief Executive Officer.

The Tier 1 leverage, Tier 1 risk-based and Total risk-based capital ratios for the Bank only at September 30, 2009, were 13.47%, 20.43% and 21.72%, respectively, compared to the regulatory capital requirements to be considered “well capitalized” which are 5%, 6%, and 10%, respectively. In addition, the parent company of the Bank at September 30, 2009 has approximately an additional $62.0 million of capital.

Net interest income for the quarter ended September 30, 2009 decreased to $7.6 million, as compared to $8.3 million for the same period in 2008. Interest income for the third quarter of 2009 decreased $1.1 million, or 6.2%, to $16.2 million from $17.3 million for the quarter ended September 30, 2008. This decline was partially offset by a reduction in interest expense of $392,000 for the three months ended September 30, 2009 from the comparable quarter in 2008.

The decline in interest income was primarily the result of $1.6 million in foregone interest (interest that has not been accrued on nonperforming loans) during the third quarter of 2009 and to a lesser extent the general decline in market interest rates.  This decline was partially offset by an additional $922,000 of interest income generated by the growth in the average net loan portfolio balance of $59.1 million. In addition, interest income from investments available for sale decreased $202,000 for the quarter ended September 30, 2009 as compared to the third quarter of 2008, principally as a result of the decline in the yield on the portfolio, as a result of lower interest rates. The yield on the investment portfolio was 4.12% for the quarter ended September 30, 2009 as compared to 4.68% for the same quarter in 2008. Our average interest-earning assets for the three months ended September 30, 2009 increased $105.2 million compared to the same period in 2008. The yield on these average assets declined to 5.09% from 5.92%, or 83 basis points for the same time periods. The yield on net loans receivable declined to 5.51% from 6.18%, a decrease of 67 basis points of which 59 basis points related to foregone interest. The yield on federal funds sold and interest-bearing deposits decreased 249 basis points to 0.28% during the quarter ended September 30, 2009, from 2.77% for the same period in 2008, reflecting the same general decline in interest rates.

Net interest income for the nine months ended September 30, 2009 was $22.8 million compared to $24.6 million for the same period in 2008. Interest income for the first nine months of 2009 and 2008 was $48.7 million and $51.7 million, respectively. Foregone interest for these same periods totaled $5.4 million and $733,000, respectively.  For the first nine months of 2009, average interest-earning assets increased $89.2 million with a yield of 5.24% compared to 5.99% for the same period in 2008. This growth was primarily in net loans receivable as we continue to grow our loan portfolio. As credit availability has tightened in our geographic area, we have been able to maintain our lending levels as a result of our strong capital and liquidity positions.

Total interest expense for the quarter ended September 30, 2009 decreased $392,000 or 4.4% to $8.6 million from $9.0 million in the third quarter of 2008. This decline was primarily a result of the general decline in interest rates which accounted for $1.6 million of the decrease. Conversely, the cost related to the increase in our interest-bearing liabilities offset the decline in interest expense by $1.2 million. Total average interest-bearing liabilities increased $152.4 million to $1.0 billion during the third quarter of 2009 as compared to $890.5 million in the same quarter in 2008. Average deposits increased $129.2 million and the average balance of advances from the Federal Home Loan Bank of Seattle (“FHLB”) increased $23.2 million. The cost of funds for deposits and advances decreased to 3.25% and 3.50% from 4.10% and 3.59%, respectively. Our overall cost of funds decreased to 3.29% for the quarter ended September 30, 2009 from 4.03% on a year-over-year comparison. Both our net interest margin and interest rate spread for the quarter were negatively affected primarily by foregone interest on our nonperforming loans, resulting in an interest rate spread of 1.80% and a net interest margin of 2.40% for the third quarter of 2009 as compared to 1.89% and 2.85%, respectively, for the same period in 2008.

Total interest expense for the nine months ended September 30, 2009 and 2008 was $25.9 million and $27.1 million, respectively. Similar to the results for the quarter, the decline in interest expense for the first nine months of 2009 was primarily a result of the general decrease in interest rates which totaled $4.9 million. The increase in our average interest-bearing liabilities offset this decline by $3.7 million. For the nine months ended September 30, 2009, average interest-bearing liabilities increased $124.5 million to $994.9 million with a cost of funds of 3.47% compared to 4.15% for the same period in 2008. The interest rate spread and net interest margin for the nine months ended September 30, 2009, was 1.77% and 2.45%, compared to 1.84% and 2.85%, respectively, for the same period in 2008. The decrease in our interest rate spread and margin was primarily a result of the foregone interest on the nonperforming loans in our loan portfolio.

During the quarter ended September 30, 2009, management continued to evaluate the adequacy of the allowance for loan losses and concluded that a provision of $7.8 million was required as compared to $3.5 million for the third quarter of 2008. Management determines additions to the allowance for loan losses based on several factors that could affect the loan portfolio. These factors, among others, include growth in the loan portfolio, delinquency rates and the effects of the economic environment. In addition, the lending staff reviews loans that are or have the potential to be downgraded. As part of this evaluation, new appraisals are ordered to assess the potential loss exposure to the Bank. With the continuing deterioration of the economy, the high unemployment rate and downward pressures on real estate values, we anticipate further credit challenges. We are continuing to see a rise in the level of nonperforming assets and further declines in home prices in our primary market area. Our strong capital position allows us to take a proactive approach to work with our borrowers who are experiencing financial difficulties. As a result of this strategy, our nonperforming assets tend to remain at a higher level. Our total nonperforming loans, net of undisbursed funds, increased to $149.0 million at September 30, 2009 from $129.4 million at June 30, 2009, necessitating the increase in the provision for loan losses. The largest increase in nonperforming loans, net of undisbursed funds, was primarily related to the one-to-four family residential loans which increased from $27.8 million at June 30, 2009 to $41.3 million at September 30, 2009, primarily as a result of two builder relationships that were identified as nonperforming in the third quarter of 2009. The allowance for loan losses was $31.1 million at September 30, 2009 compared to $17.0 million at December 31, 2008. We had no real estate owned at September 30, 2009, although we have commenced foreclosure proceedings on $47.2 million of loans, none of which pertain to our top five largest lending relationships.

In the fourth quarter of 2009, we anticipate taking possession of a portion of these properties if a reasonable resolution cannot be reached.

Noninterest income was $72,000 for the quarter ended September 30, 2009, as compared to $343,000 for the same quarter in 2008. The decrease in noninterest income for the quarter was predominately related to a net gain on the sale of investments in the third quarter of 2008 of $274,000 compared to a net loss of $2,000 in the same period in 2009. For the nine months ended September 30, 2009, noninterest income was $105,000 compared to $1.2 million for the same period in 2008. This decrease was primarily the result of a net gain of $1.7 million on the sale of securities during the first nine months of 2008 as compared to a net gain of $74,000 during the same period in 2009.

Noninterest expense increased $1.1 million to $4.9 million in the third quarter of 2009 as compared to $3.8 million in the same quarter of 2008. The increase in the third quarter of 2009 was attributable to the increase in salaries and employee benefits and an increase in FDIC deposit insurance premiums. Salaries and employee benefits expense increased $618,000 as compared to the third quarter of 2008. The Equity Incentive Plan was implemented during the third quarter of 2008 and as a result, only a proportional share, $226,000, of the expense was recorded during the third quarter of 2008 as compared to $530,000 for a full quarter this year, an increase of $304,000. The remainder of the increase in salaries and employee benefits expense was related to a general increase in staffing levels as compared to the previous year. The rate for our FDIC deposit insurance premiums increased as a result of an increase in assessment rates primarily due to the decline in the general insurance fund caused by the increase in bank failures throughout the country. Deposit insurance premiums were $348,000 for the quarter as compared to $157,000 in the same quarter last year. For the nine months ended September 30, 2009, noninterest expense increased $20.3 million to $30.7 million from the same period in 2008. The increase was primarily attributable to the goodwill impairment charge of $14.2 million recorded in the second quarter of 2009. Salaries and employee benefits also increased during the first nine months of 2009 by $2.7 million as compared to the same period in 2008. Expenses associated with awards under the Equity Incentive Plan that was implemented in the third quarter of 2008 accounted for $1.3 million of the increase. The remaining increase relates to the rise in staffing levels, medical insurance premiums and pension expense as compared to a year ago. In addition, regulatory assessments increased by $1.6 million in the first nine months of 2009 compared to the same period in 2008, due to the increase in deposit insurance rates as well as a special assessment levied during the second quarter of 2009.

At September 30, 2009, total assets increased $75.0 million to $1.3 billion from December 31, 2008. Cash, federal funds sold and interest-bearing deposits increased $37.5 million at September 30, 2009 from December 31, 2008. At the same time premises and equipment increased $3.6 million as a result of the construction of a new building to house our loan staff. Our loan portfolio, net of the allowance for loan losses, increased $20.7 million or 2.0% during the nine months ended September 30, 2009. Loan originations for the third quarter totaled $78.1 million and included: $23.6 million in one-to-four family mortgages; $17.6 million and $25.3 million in commercial real estate and multifamily loans, respectively; and $3.2 million in consumer loans. Included in the one-to-four family residential loan originations were $8.7 million of permanent loans where the builders have financed homes that are being rented by third parties. This practice is used by a few of our select builders to assist them in managing their cash flow. We also originated $8.4 million in construction related loans to our merchant builders so they could continue to complete their projects and utilize their existing land inventory. We continue to work with our existing builders and have not expanded our customer base for this loan type. We have added a loan workout specialist to our staff to bolster our efforts in this area.

Loan originations for the nine months ended September 30, 2009 totaled $156.6 million and included: $60.0 million in one-to-four family mortgages; $35.4 million and $36.7 million in commercial real estate and multifamily loans, respectively; and $9.6 million in consumer loans. Included in the one-to-four family residential loan originations are $28.4 million of permanent loans where the builders have financed homes that are being rented by third parties. We also originated $14.5 million in construction related loans to our merchant builders so they could continue to complete their projects and utilize their existing land inventory and $351,000 in business loans.

The following table presents a breakdown of our loan portfolio:

	At September 30,		At December 31,
	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate:
One-to-four family residential	$511,279	44.33%	$512,446	45.05%
Multifamily residential	132,084	11.45	100,940	8.87
Commercial	285,168	24.73	260,727	22.92
Construction/land development	206,510	17.91	250,512	22.02
Total real estate	1,135,041	98.42	1,124,625	98.86

Business	351	0.03	-	-

Consumer	17,873	1.55	12,927	1.14
Total loans	1,153,265	100.00%	1,137,552	100.00%

Less:
Loans in process	63,348		82,541
Deferred loan fees	2,877		2,848
Allowance for loan losses	31,134		16,982

Loans receivable, net	$1,055,906		$1,035,181

The construction/land development portfolio decreased $44.0 million to $206.5 million at September 30, 2009 from $250.5 million at December 31, 2008. This decrease was a result of our concentrated efforts on working with our current construction loan customers and not expanding this line of business during these troubling economic times. This philosophy has caused our nonperforming assets to remain high as we are using the foreclosure process as our last alternative.

Our loan policy limits the maximum amount of loans we can make to one borrower to 20% of the Bank’s risk-based capital.  As of September 30, 2009, the maximum amount which we could lend to any one borrower was $37.3 million.  Exceptions may be made to this policy with the prior approval of the Board of Directors if the borrower exhibits financial strength or compensating factors to sufficiently offset any weaknesses based on the loan-to-value ratio, borrower’s financial condition, net worth, credit history, earnings capacity, installment obligations and current payment history.

The five largest borrowing relationships, as of September 30, 2009 were:

	September 30, 2009
	Aggregate Amount		Number
Borrower (4)	of Loans (1)		of Loans

Real estate builder	$48.7	million	148
Real estate builder	39.2	million	153
Real estate builder	28.0	million	116
Real estate builder	19.2	million (2)	78
Real estate builder	19.0	million (3)	40
Total	$154.1	million
______________
(1) Net of undisbursed funds.
(2) Of this amount, $14.8 million is considered impaired loans.
(3) Of this amount, $12.3 million is considered impaired loans.
(4) The composition of borrowers represented in the table
may change from one period to the next.

The following table details the breakdown of the types of loans to our top five largest borrowing relationships at September 30, 2009:

	Permanent		Permanent		Permanent
	One-to-Four Family		Multifamily		Commercial
	Residential Loans		Loans		Loans		Construction/		Aggregate Amount
Borrower	(Rental Properties)		(Rental Properties)		(Rental Properties)		Land Development (1)		of Loans (1)

Real estate builder	$18.4	million	$-		$0.3	million	$30.0	million	$48.7	million
Real estate builder	26.2	million	-		0.8	million	12.2	million	39.2	million
Real estate builder	18.8	million	1.1	million	0.1	million	8.0	million	28.0	million
Real estate builder	11.6	million	-		-		7.6	million	19.2	million
Real estate builder	4.9	million	-		-		14.1	million	19.0	million
Total	$79.9	million	$1.1	million	$1.2	million	$71.9	million	$154.1	million
______________
(1) Net of undisbursed funds.

These builders listed in the above tables, as part of their business strategy, retain a certain percentage of their finished homes in their own inventory of permanent investment properties, (i.e. one-to-four family rental properties).  These properties are used to enhance the builders’ liquidity through rental income and improve their equity through the appreciation in market value of the property.  As part of our underwriting process we review the borrowers’ business strategy to determine the feasibility of the project.  In the last 24 months these builders have taken more rental properties into their portfolio than originally planned as a result of the sluggish housing market.  For the five builders included in the table above, the total one-to-four family rental properties increased $2.7 million, or 3.5% from $77.2 million at June 30, 2009 to $79.9 million at September 30, 2009.

At September 30, 2009, nonperforming loans, net of the undisbursed portion, totaled $149.0 million an increase of $19.6 million, or 15.1%, as compared to June 30, 2009. These loans represented 13.7% of total loans, net of undisbursed funds, and 11.3% of total assets at September 30, 2009. The following table presents a breakdown of our nonperforming loans:

	September 30,	December 31,	Amount of	% of
	2009	2008	Change	Change
	(Dollars in thousands)
One-to-four family residential (1)	$41,281	$10,837	$30,444	280.93%
Commercial real estate	18,527	3,762	14,765	392.48
Construction/land development	88,757	44,043	44,714	101.52
Consumer	425	-	425	100.00
Total nonperforming loans	$148,990	$58,642	$90,348	154.07%
________________________________
(1) At September 30, 2009 and December 31, 2008, $33.6 million and $10.3 million, respectively, were related to rental properties, of which $23.8 million and $9.5 million, respectively, were related to the builders' rental inventory.

“In reviewing our nonperforming loans, we have concluded that for certain borrowers the foreclosure process is the only option available to us in order to minimize our loss exposure. Consequently, in the second quarter of 2009, we commenced foreclosure proceedings on approximately 20 of our borrowers with loan balances outstanding of $47.4 million. We expect to take possession of some of these properties during the fourth quarter of 2009. We continue to work with these loan customers through the foreclosure process in the event a resolution can be reached before the foreclosure is final,” stated Mr. Karpiak. We have also experienced an increase in our troubled debt restructured loans. At September 30, 2009, our troubled debt restructured loans totaled $51.3 million, an increase of $28.3 million from $23.0 million at December 31, 2008. As we work with our borrowers to help them through this difficult economic cycle, we explore all options available to us to minimize our risk of loss. At times, the best option for our customers and the Bank is to modify the loan for a period of time, usually one year or less. These modifications have included items such as lowering the interest rate on the loan for a period of time, modifying the loan to interest-only for a period of time and extending the maturity date of the loan. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and is in the Bank’s best interest.

Total liabilities increased $114.2 million, or 12.0%, to $1.1 billion at September 30, 2009 from $954.3 million at December 31, 2008. Deposits increased $116.7 million, or 14.8%, to $908.2 million from December 31, 2008, as customers are saving more as a result of the current economic conditions. We had no brokered deposits at September 30, 2009. Advances from the FHLB decreased $6.3 million to $149.9 million at September 30, 2009 from December 31, 2008.

Our total stockholders’ equity decreased $39.2 million, or 13.5%, to $250.9 million at September 30, 2009 from $290.1 million at December 31, 2008. This decrease was primarily the result of the net loss of $28.5 million, the repurchase of 1.3 million shares for $9.9 million and the payment of cash dividends to shareholders of $4.8 million during the nine months ended September 30, 2009.

First Financial Northwest, Inc. is a Washington corporation headquartered in Renton, Washington. It is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank that was originally organized in 1923. We serve the Puget Sound Region of Washington that includes King, Snohomish, Pierce and Kitsap Counties, through our full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 3000 Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory polices and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)
	At
	September 30,	December 31,	September 30,	Nine Month	One Year
Assets	2009	2008	2008	Change	Change

Cash on hand and in banks	$4,238	$3,366	$4,045	25.91%	4.77%
Interest-bearing deposits	36,681	600	2,736	6,013.50	1,240.68
Federal funds sold	2,295	1,790	3,965	28.21	(42.12)
Investments available for sale	172,207	149,323	162,877	15.33	5.73
Loans receivable, net of allowance of $31,134; $16,982
and $11,837	1,055,906	1,035,181	1,002,562	2.00	5.32
Premises and equipment, net	16,609	13,026	12,992	27.51	27.84
Federal Home Loan Bank stock, at cost	7,413	7,413	6,425	0.00	15.38
Accrued interest receivable	5,265	5,532	5,457	(4.83)	(3.52)
Federal income tax receivable	1,266	—	—	100.00	100.00
Deferred tax assets, net	14,128	9,266	8,627	52.47	63.76
Goodwill	—	14,206	14,206	(100.00)	(100.00)
Prepaid expenses and other assets	3,414	4,737	3,489	(27.93)	(2.15)
Total assets	$1,319,422	$1,244,440	$1,227,381	6.03%	7.50%

Liabilities and Stockholders' Equity

Deposits	$908,213	$791,483	$777,569	14.75%	16.80%
Advances from the Federal Home Loan Bank	149,900	156,150	135,000	(4.00)	11.04
Advance payments from borrowers for taxes
and insurance	4,375	2,745	4,161	59.38	5.14
Accrued interest payable	522	478	117	9.21	346.15
Federal income tax payable	—	336	865	(100.00)	(100.00)
Other liabilities	5,550	3,140	3,653	76.75	51.93
Total liabilities	1,068,560	954,332	921,365	11.97	15.98

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 20,038,320; 21,293,368
and 22,852,800 shares at September 30, 2009,
December 31, 2008 and September 30, 2008	200	213	229	(6.10)	(12.66)
Additional paid-in capital	193,634	202,167	215,329	(4.22)	(10.08)
Retained earnings, substantially restricted	69,059	102,358	107,133	(32.53)	(35.54)
Accumulated other comprehensive income (loss), net of tax	2,640	887	(875)	197.63	401.71
Unearned Employee Stock Ownership Plan (ESOP) shares	(14,671)	(15,517)	(15,800)	5.45	7.15
Total stockholders' equity	250,862	290,108	306,016	(13.53)	(18.02)
Total liabilities and stockholders' equity	$1,319,422	$1,244,440	$1,227,381	6.03%	7.50%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES Consolidated Statements of Income
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month		One Year
	September 30, 2009	June 30, 2009	September 30, 2008	Change		Change
Interest income
Loans, including fees	$14,376	$14,016	$15,220	2.57%		(5.55	) %
Investments available for sale	1,813	1,691	2,015	7.21		(10.02)
Federal funds sold and interest-bearing deposits with banks	32	20	43	60.00		(25.58)
Dividends on Federal Home Loan Bank stock	—	—	17	0.00		(100.00)
Total interest income	$16,221	$15,727	$17,295	3.14%		(6.21	) %
Interest expense
Deposits	7,262	7,428	7,827	(2.23)		(7.22)
Federal Home Loan Bank advances	1,310	1,312	1,137	(0.15)		15.22
Total interest expense	$8,572	$8,740	$8,964	(1.92	) %	(4.37	) %
Net interest income	7,649	6,987	8,331	9.47		(8.19)
Provision for loan losses	7,795	18,256	3,498	(57.30)		122.84
Net interest income (loss) after provision for loan losses	$(146)	$(11,269)	$4,833	98.70%		(103.02	) %
Noninterest income (loss)
Net gain (loss) on sale of investments	(2)	—	274	(100.00)		(100.73)
Other-than-temporary impairment loss on investments	—	(152)	—	100.00		0.00
Other	74	55	69	34.55		7.25
Total noninterest income (loss)	$72	$(97)	$343	174.23%		(79.01	) %
Noninterest expense
Salaries and employee benefits	3,077	3,037	2,459	1.32		25.13
Occupancy and equipment	343	1,293	303	(73.47)		13.20
Professional fees	332	389	264	(14.65)		25.76
Data processing	178	150	125	18.67		42.40
FDIC/OTS assessments	352	896	161	(60.71)		118.63
Goodwill impairment	—	14,206	—	(100.00)		0.00
Other general and administrative	607	736	466	(17.53)		30.26
Total noninterest expense	$4,889	$20,707	$3,778	(76.39	) %	29.41%
Income (loss) before provision (benefit) for federal income taxes	(4,963)	(32,073)	1,398	84.53		(455.01)
Provision (benefit) for federal income taxes	(3,304)	(4,076)	443	18.94		(845.82)
Net income (loss)	$(1,659)	$(27,997)	$955	94.07%		(273.72	) %
Basic earnings (loss) per share	$(0.09)	$(1.49)	$0.04	93.96%		(325.00	) %
Diluted earnings (loss) per share	$(0.09)	$(1.49)	$0.04	93.96%		(325.00	) %

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended		One Year
	September 30, 2009	September 30, 2008	Change
Interest income
Loans, including fees	$43,515	$45,217	(3.76)%
Investments available for sale	5,129	5,586	(8.18)
Federal funds sold and interest-bearing deposits with banks	54	799	(93.24)
Dividends on Federal Home Loan Bank stock	—	64	(100.00)
Total interest income	$48,698	$51,666	(5.74)%
Interest expense
Deposits	22,019	23,922	(7.96)
Federal Home Loan Bank advances	3,868	3,187	21.37
Total interest expense	$25,887	$27,109	(4.51)%
Net interest income	22,811	24,557	(7.11)
Provision for loan losses	27,595	3,943	599.85
Net interest income (loss) after provision for loan losses	$(4,784)	$20,614	(123.21)%
Noninterest income
Net gain on sale of investments	74	1,657	(95.53)
Other-than-temporary impairment loss on investments	(152)	(623)	75.60
Other	183	179	2.23
Total noninterest income	$105	$1,213	(91.34)%
Noninterest expense
Salaries and employee benefits	9,153	6,412	42.75
Occupancy and equipment	1,986	887	123.90
Professional fees	1,028	1,111	(7.47)
Data processing	472	351	34.47
FDIC/OTS assessments	1,930	317	508.83
Goodwill impairment	14,206	—	100.00
Other general and administrative	1,965	1,372	43.22
Total noninterest expense	$30,740	$10,450	194.16%
Income (loss) before provision (benefit) for federal income taxes	(35,419)	11,377	(411.32)
Provision (benefit) for federal income taxes	(6,959)	3,728	(286.67)
Net income (loss)	$(28,460)	$7,649	(472.07)%
Basic earnings (loss) per share	$(1.50)	$0.36	(516.67)%
Diluted earnings (loss) per share	$(1.50)	$0.36	(516.67)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Dollars in thousands, except share data)
(Unaudited)

	At or For the Quarter Ended
	September 30,		June 30,		March 31,	December 31,		September 30,
	2009		2009		2009	2008		2008
Performance Ratios:
Return (loss) on assets (1)	(0.50	) %	(8.64	) %	0.39%	(0.96	) %	0.31%
Return (loss) on equity (2)	(2.61)		(39.54)		1.66	(3.97)		1.22
Equity-to-assets ratio (3)	19.37		21.86		23.15	24.26		25.70
Interest rate spread (4)	1.80		1.54		1.96	1.85		1.89
Net interest margin (5)	2.40		2.24		2.74	2.71		2.85
Average interest-earning assets to average interest-bearing liabilities	122.15		124.86		126.95	128.63		131.24
Efficiency ratio (7)	63.32		300.54		59.70	60.07		43.56
Noninterest expense as a percent of average total assets	1.49		6.39		1.60	1.37		1.24
Book value per common share (8)	$12.52		$12.48		$13.92	$13.62		$13.39

Capital Ratios (9):
Tier 1 leverage	13.47%		13.82%		15.65%	15.61%		16.12%
Tier 1 risk-based	20.43		21.42		23.14	23.04		23.83
Total risk-based	21.72		22.70		24.40	24.30		25.08

Asset Quality Ratios (10):
Nonaccrual and 90 days or more past due loans as a percent of total loans	13.67%		12.20%		7.65%	5.56%		3.65%
Nonperforming assets as a percent of total assets	11.29		9.97		6.36	4.71		3.03
Allowance for loan losses as a percent of total loans	2.86		3.06		1.36	1.61		1.16
Allowance for loan losses as a percent of nonperforming loans	20.90		25.07		17.82	28.96		34.88
Net charge-offs to average loans receivable, net	0.88		0.01		0.41	0.03		0.01

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$32,450		$14,294		$16,982	$11,837		$8,416
Provision	7,795		18,256		1,544	5,500		3,498
Charge-offs	(9,154)		(100)		(4,232)	(355)		(77)
Recoveries	43		-		-	-		-
Allowance for loan losses, end of the quarter	$31,134		$32,450		$14,294	$16,982		$11,837

Reserve for unfunded commitments, beginning of the quarter	$330		$186		$-	$-		$-
Additions	120		144		186	-		-
Reserve for unfunded commitments, end of the quarter	$450		$330		$186	$-		$-

Nonperforming Assets (10):
Nonperforming loans
90 days or more past due and still accruing	$907		$7,130		$12,657	$2,104		$3,212
Nonaccrual loans	120,956		98,054		51,041	35,720		33,933
Nonaccrual troubled debt restructured loans	27,127		24,244		16,514	20,818		-
Total nonperforming loans	$148,990		$129,428		$80,212	$58,642		$37,145
REO	-		-		-	-		-
Total nonperforming assets (NPA)	$148,990		$129,428		$80,212	$58,642		$37,145

Performing troubled debt restructured loans	$24,192		$13,965		$5,776	$2,226		$-

(1)					Net income divided by average total assets.
(2) Net income divided by average equity.
(3) Average equity divided by average total assets.
(4)					Difference between weighted-average yield on interest-earning assets and weighted-average cost of interest-bearing liabilities.
(5)	Net interest income divided by average interest-earning assets.
(6)	Equity less goodwill divided by assets less goodwill.
(7)	Noninterest expense divided by net interest income plus noninterest income.
(8)	Outstanding shares divided by stockholders' equity.
(9)	Capital ratios are for First Savings Bank Northwest only.
(10)	Nonaccrual, nonperforming and total loans are calculated net of undisbursed funds.